Exhibit 10.1

                    , 2017

EXEC NAME AND ADDRESS

Dear                         :

As you know, on November 2, 2016, Inteliquent, Inc. (“Inteliquent” or the “Company”) announced an agreement to be acquired by an affiliate of GTCR, a private equity firm, and merged with a subsidiary of Onvoy Communications (the “Transaction”). The Transaction is expected to close during the first half of 2017 (the actual date on which the Transaction closes referred to herein as the “Closing Date”).

Inteliquent greatly appreciates your work and wishes to provide you with additional incentives to remain with the Company through, and in some cases beyond, the Closing Date. Accordingly, in connection with the Transaction, Inteliquent is pleased to offer you the following enhanced retention package. This enhanced retention package is being extended in consideration for your continued employment with Inteliquent during the period between now and 90 days after the Closing Date (the “Retention Date”).

Enhanced Retention Package

In order to compensate you for your continuing efforts through the Retention Date, Inteliquent will, consistent with the conditions set forth in this letter agreement (the “Agreement”), pay you a Retention Bonus (as defined below). In the event your employment is terminated by Inteliquent prior to the Retention Date for any reason other than for Cause (as defined in your Employment Agreement), Inteliquent will, consistent with the conditions set forth in this Agreement, pay you the Retention Bonus.

Retention Bonus

To the extent you remain employed through the Retention Date, Inteliquent will pay to you a retention payment of $                , less applicable withholdings and deductions (the “Retention Payment”). This payment will be made as soon as practicable following the Retention Date, but in no event, later than 60 days following the Retention Date. Notwithstanding the foregoing, if prior to the Retention Date, your employment is terminated by the Company for any reason other than for Cause, you will be entitled to receive the Retention Payment, so long as you (i) continue to perform your work pursuant to your employment agreement dated                  (“Employment Agreement”) through the date of termination, and (ii) sign (and not revoke, if applicable) a release agreement prepared by Inteliquent within sixty (60) days following the Retention Date.

Separation Payment Unaffected

This Agreement does not affect any separation payment you may separately be entitled to receive from the Company.

DATE

Taxes

Any payments made pursuant to this Agreement shall be subject to applicable tax or similar withholding requirements under applicable federal, state or local employment or income tax laws or similar statutes or other provisions of law then in effect. It is the Company’s intention that all payments under this Agreement are exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the regulations thereunder, including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code, if applicable, and this Agreement shall be interpreted, administered and operated accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no payment due to you shall be deemed subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. Further, you shall not be considered to have terminated employment with the Company for purposes of this Agreement unless you have incurred a “termination of employment” from the Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii) promulgated under Section 409A of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. The Company does not guarantee the tax treatment of any payments under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations.

Additional Information

Notwithstanding any of the foregoing, you remain an employee-at-will at all times and either you or Inteliquent may terminate the employment relationship at any time, subject to the terms and conditions of your Employment Agreement.

This Agreement constitutes the entire agreement and understanding between Inteliquent and you relating to your eligibility to receive a Retention Bonus, and supersedes and cancels any and all prior and contemporaneous written and oral agreements and understandings, if any, between Inteliquent and you relating thereto.

Please feel free to contact me with any questions regarding this Agreement.

Very truly yours,

COMPANY SIGNATORY

Inteliquent, Inc.

Accepted and agreed:

SIGNATURE	Date